Exhibit 10.12

Loan Agreement

Loan Agreement, dated as of 28th January in 2016, is entered into between Lee Jae Gang (the “Lender”), which is 103-208, Hosu-ro 336, Ilsandong-gu, Goyang, Gyeonggi-do and IMK Korea Co. Ltd (the “Company”), a company duly incorporated in South Korea.

RECITALS

WHEREAS, the Company desires to borrow from the Lender, and the Lender desires to lend to the Company, a certain principal amount at a rate of 6.9% as a loan due on 2018, on the terms and conditions set forth in this agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and the mutual benefits to be derived therefrom, the parties agree as follows:

Section 1: “Borrowing conditions”

Principal has the borrowing conditions as follows.

Borrowed money	Two hundred fifty million Won(250,000,000)	Method of repayment	Straight loan
Date of borrowing	28th January in 2016	Due date of repayment	28th January in 2018
Interest rate	6.9 percent a year	Rate of delay compensation	12% a year
Date of interest payment	Payment every 3 months	Method of interest payment	Prepayment( ) Post payment(o)
Calculation method of interest delay damage

For the calculation of interest, multiply the rate and date and divide with 365, (Provided that the rate changes, calculate by using the changed rate and the changed date) interest delay damage shall be calculated by applying the rate of delay compensation to the numbers of date until the date of payment.

Section 2: “Mortgage and joint surety”

When Principal borrows the above amount of money from you, following mortgages will be provided.

1.	1,000,000 shares of IMK Group Inc. returned by Park Seong Ho (registered to OTC QB)

2.	100 million Won (100,000,000), the rental deposit of IMK Korea Sangamdong

3.	Joint surety by IMK Group Inc.

If it is required to maintain the credit, the additional mortgage which is acknowledged by you as per your request, and the additional surety will be provided.

Section 3: “Method of pay back”

Parties shall acknowledge and agree the amount Two hundred fifty million Won shall be pay back in a lump sum at maturity, the interest will be calculated by the unit of number of days, no separate penalty for the pay back in a lump sum before maturity. If it is judged by principal that normal pay back of money is difficult, the date of pay back might be delayed within one month from the existing date based on your written consent.

Section 4: “Adjustment of Article and Conditions of Contract”

The article of contract can be changeable with written notification

Section 5: “Resolution of Conflict”

Disputes rising in relation to this agreement shall be resolved at the Seoul Central District Court upon consented jurisdiction.

The Lender

Name: Lee Jae Gang

Address: 103-208, Hosu-ro 336, Ilsandong-gu, Goyang, Gyeonggi-do

The Company

Name: IMK Korea Co. Ltd

Address: 22FI KGIT 1601 SangAm-Dong Mapo-Gu, Seoul Korea